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                                  EXHIBIT 10.5

                    DESCRIPTION OF DEFERRED COMPENSATION PLAN

         Home City Federal Savings Bank of Springfield ("Home City") has adopted a deferred compensation plan covering four of its directors, Messrs. Glenn W. Collier, John D. Conroy, James Foreman and Terry A. Hoppes. The plan is not evidenced by a formal plan document but is reflected in minutes of the Board of Directors and individual agreements with each of the covered directors. The plan and agreement permit the directors to defer the receipt of their directors' fees until the earlier of age 72 or termination of service with Home City. On each anniversary of the date of the agreement, each individual's account under the plan is credited with interest at an annual rate, compounded monthly, at the rate determined by the Board of Directors of Home City. There is no trust fund; the accounts are merely accounting entries, and the directors are general unsecured creditors of Home City for the payment of benefits under the agreements. The rate of interest for the year 2003 was 3%.

         Payments will be made in equal monthly installments over 120 months, and credit on the remaining account balance will continue to accrue over such payment period. Payments may be made earlier due to disability, a change in control of Home City or an unforeseeable financial emergency. If a director dies while in the service of Home City, his distribution will be the greater of the balance of the director's account or the proceeds from life insurance Home City has purchased on the director's life.

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